UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒          Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12

WORKDAY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 17, 2022

Dear Stockholders:

In connection with the 2022 Annual Meeting of Stockholders (“Annual Meeting”) of Workday, Inc. (“Workday”), we are writing this letter to clarify the number of shares to be reserved under the 2022 Equity Incentive Plan (the “2022 Plan”), if approved, pursuant to our Proposal No. 4: Approval of the 2022 Equity Incentive Plan included in our Schedule 14A Proxy Statement, filed with the Securities and Exchange Commission on May 10, 2022.

It has become apparent that there may be confusion about our 2022 Plan share request based on how the data was presented by Institutional Shareholder Services Inc.’s (“ISS”) Proxy Analysis & Benchmark Policy Voting Recommendations. We would like to clarify that our request is for stockholders to approve a new 2022 Plan with 30,000,000 shares available for grant. All remaining shares available for grant under our existing 2012 Equity Incentive Plan (the “2012 Plan”), which was 51,413,247 shares as of June 16, 2022, will be canceled upon approval of the 2022 Plan, and not rolled into the 2022 Plan or otherwise available for grant. Therefore, following the approval of the 2022 Plan, the total shares we will have available for grant under the 2022 Plan will be 30,000,000 shares. In addition, any shares subject to outstanding awards under the 2012 Plan or our 2005 Stock Plan that forfeit in the future will become available under the new 2022 Plan, but we will not make any additional grants under the 2012 Plan or our 2005 Stock Plan. We believe this 30,000,000 pool of shares will allow us to continue to successfully attract and retain high-performing talent and generate stockholder value, while enabling the flexibility to respond to Workday’s continued growth, labor market competition, and stock price volatility. The current expectation is that the next time we would seek stockholder approval regarding the 2022 Plan’s share pool would be at our 2025 Annual Meeting of Stockholders.

AS A REMINDER, OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 4 TO APPROVE OUR NEW 2022 EQUITY INCENTIVE PLAN TO REPLACE OUR 2012 EQUITY INCENTIVE PLAN.

A copy of our 2022 Proxy Statement is available at https://investor.workday.com/sec-filings. In deciding how to vote on Proposal 4, we encourage you to consider and read the information disclosed in our 2022 Proxy Statement in addition to the clarification above.

Thank you for your ongoing support and for taking the time to vote your shares.

Sincerely,

Aneel Bhusri

Co-Founder, Co-Chief Executive Officer, and

Chairman of the Board of Directors